UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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Wright Managed Equity Trust

Wright Managed Income Trust

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Wright Selected Blue Chip Equities Fund
Wright Major Blue Chip Equities Fund
Wright International Blue Chip Equities Fund
Wright Current Income Fund
Wright Total Return Bond Fund

440 Wheelers Farm Road
Milford, Connecticut 06461
(800) 555-0644 (toll-free)

August 8, 2012

To Our Shareholders:

On behalf of the Board of Trustees (collectively, the “Board”) of each of the Wright Group of Funds listed above (each, a “Fund” and collectively, the “Funds”), I cordially invite you to a special meeting of shareholders (the “Meeting”).  The Meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007 on September 14, 2012 at 2:00 p.m. (Eastern Time).  The formal notice of the Meeting is included with the enclosed proxy materials.

At the Meeting, you will be asked to vote in favor of a new investment advisory agreement between your Fund and its investment adviser, Wright Investors’ Service, Inc. (“Wright” or the “Adviser”).  As discussed in more detail in the enclosed Proxy Statement, the parent company of the Adviser, The Winthrop Corporation (“Winthrop”), has agreed to enter into a merger transaction (the “Merger”) that would result in a change in control of Winthrop, and therefore of the Adviser.  Because the Merger will involve a change of control of the Adviser, it will result in the automatic termination of each Fund’s current investment advisory agreement.  Therefore, the shareholders of each Fund are being asked to approve a new investment advisory agreement (the “New Investment Advisory Agreements”) for their Fund.  If so approved, the New Investment Advisory Agreements would become effective upon the consummation of the Merger. The scope of services to be provided by the Adviser and the rates at which fees are to be paid by each Fund under its New Investment Advisory Agreement are the same as under that Fund’s current investment advisory agreement and the other terms of the New Investment Advisory Agreements are the same as the current investment advisory agreements, except for the date of execution, the two-year initial term, immaterial updating changes and immaterial changes in form.  The Board has approved the New Investment Advisory Agreement for each of the Funds, subject to the approval of shareholders, and the Board has determined to seek Fund shareholder approval of the New Investment Advisory Agreements.

The Board (including all of the Independent Trustees) recommends that you vote FOR the proposal at the Meeting.

Detailed information about the proposal is contained in the enclosed Proxy Statement.  You are cordially invited to attend the Meeting for any Fund in which you own shares.  Please take the time to review the materials.  Shareholders of record who do not expect to vote in person at the Meeting are requested to cast your vote on the enclosed proxy cards and return the proxy cards in the enclosed postage-paid envelope or vote by telephone or via the Internet as described in the Proxy Statement.  Please do not delay in voting your proxy.  When shareholders fail to return their proxies, additional expenses are incurred to pay for follow-up mailings and telephone calls.  Your vote is important to us regardless of the number of shares you own.

We thank you for your time in considering this important proposal and for your continuing investment in the Wright Group of Funds.

Very truly yours,

/s/ Peter M. Donovan
Wright Group of Funds
Peter M. Donovan
President

Important Information to Help You Understand and Vote on the Proposal at the Meeting

While we strongly encourage you to read the full text of the enclosed Proxy Statement, we are also providing you with a brief overview of the proposal on which shareholders are requested to vote.  Your vote is important.

Questions and Answers

Who gets to vote?

Any person who owned shares of any of the Wright Group of Funds (a “Fund”) on the “record date,” which is July 6, 2012, even if that person later redeemed those shares.

What proposal am I being asked to vote on?

You are being asked to vote in favor of proposed new investment advisory agreements (“New Investment Advisory Agreements”) between the Funds and Wright Investors’ Service, Inc. (“Wright” or the “Adviser”).

Are the advisory fee rates payable under the New Investment Advisory Agreements higher than the advisory fee rates currently in effect for the Funds?

No.  The proposal to approve the New Investment Advisory Agreements does not seek any increase in the advisory fee rates for any Fund.  The Adviser has no present intention to alter the advisory fee rates, expense waivers or expense reimbursement arrangements currently in effect for the Funds for a period of two years.

Why am I being asked to vote?

As a shareholder in one or more Funds as of the record date, you have the right to vote on approval of the New Investment Advisory Agreements between the Funds and the Adviser.  The Board is seeking your vote in favor of the proposal.

Why do the Funds need the proposed New Investment Advisory Agreements?

The Funds need the proposed New Investment Advisory Agreements because the current investment advisory agreements (the “Current Investment Advisory Agreements”) will automatically terminate due to a change in control of the Adviser.  Specifically, the parent company of Wright, The Winthrop Corporation (“Winthrop”), has entered into an Agreement and Plan of Merger to effect a merger transaction (the “Merger”), that would result in a change in control of Winthrop, and therefore of the Adviser.  As a result of the change in control of the Adviser, the Current Investment Advisory Agreements will terminate automatically in accordance with their terms.  Consequently, each Fund’s New Investment Advisory Agreement, which must be approved by that Fund’s shareholders, will be necessary in order for the investment management of each Fund to continue uninterrupted after the closing of the Merger (the “Closing”).  Completion of the Merger is expected to occur in the fourth quarter of 2012.  If the Merger does not occur, the Current Investment Advisory Agreements will continue in effect in accordance with their terms.

The scope of services to be provided by the Adviser and the rates at which fees are to be paid by each Fund under its New Investment Advisory Agreement are the same as under that Fund’s Current Investment Advisory Agreement.  In addition, the other terms of each New Investment Advisory Agreement are identical to its corresponding Current Investment Advisory Agreement, except for the date of execution, the two-year initial term, immaterial updating changes and immaterial changes in form. The Board, including all of the Independent Trustees, approved the New Investment Advisory Agreement for each Fund as being in the best interests of the Fund and its shareholders and voted to recommend its approval by shareholders.

How does the Board recommend that I vote on the proposal?

After careful consideration, the Board (including all of the Independent Trustees) recommends that you vote “FOR” the proposal.

How do I cast my vote other than in person at the Meeting?

For your convenience, you may vote in any of the following three simple ways:

•	Internet – Simply log on to the website address located on your Proxy Cards. You will need the control number found on the Proxy Cards at the time you execute your vote.

•	Touchtone Phone – Simply dial the toll-free number on the enclosed Proxy Cards and follow the automated instructions. Please have the Proxy Cards available at the time of the call.

•	Mail – Simply sign, date, and complete the reverse side of the Proxy Cards and return them in the postage-paid envelope provided.

If I only have a few shares, why should I bother to vote?

Your vote makes a difference.  For purposes of reaching a quorum and voting, each Fund’s Meeting is independent from the Meeting for each of the other Funds.  If many shareholders choose not to vote, a Fund may not receive enough votes to reach a quorum in order to conduct the Meeting for that Fund.  If that appears likely to happen, the Funds will have to send additional mailings to shareholders to try to get more votes – a process that would be very costly.

What is the deadline for submitting my vote?

We encourage you to vote as soon as possible to make sure that your Fund receives enough votes to act on the proposal.  The final opportunity to cast your vote is at the Meeting.

Who do I call if I have questions?

If you have any questions regarding the proposal or need assistance in completing your proxy cards or casting your vote by the live operator, the touchtone phone process or via the Internet, please call Broadridge Investor Communication Solutions, Inc., a professional proxy solicitation firm that has been engaged to assist shareholders in the voting process, at 1-877-658-1531 (toll-free).  Representatives are available Monday through Friday, 9:30 a.m.- 9:00 p.m. (Eastern Time).